                                                                   Exhibit 99


REPORT OF INDEPENDENT ACCOUNTANTS



To the Venturers of Genzyme Ventures II:

     We have audited the balance sheet of Genzyme Ventures II (the "Joint Venture") as of December 31, 1996 and the statements of operations, cash flows and venturers' capital (deficit) for the period from August 17, 1996 (commencement of operations) to December 31, 1996. These financial statements are the responsibility of the Joint Venture's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Joint Venture, as of December 31, 1996 and the results of its operations, its changes in Venturers' capital (deficit) and its cash flows for the period from August 17, 1996 (commencement of operations) to December 31, 1996 in conformity with generally accepted accounting principles.


                                                        COOPERS & LYBRAND L.L.P.



Boston, Massachusetts
March 31, 1997

GENZYME VENTURES II


BALANCE SHEET
(In thousands)

                                                                    December 31,
                                                                        1996
                                                                    ------------
                                    ASSETS

Cash .............................................................    $     0
                                                                      =======

                 LIABILITIES AND VENTURERS' CAPITAL (DEFICIT)

Accounts payable to Genzyme (Note D) .............................    $ 2,279
Commitments and contingencies (Note D) ...........................         --

Venturers' capital:
     Genzyme Corporation..........................................     (2,279)
     Genzyme Development Partners, L.P. ..........................         --
                                                                      -------
Total Venturers' capital (deficit) ...............................     (2,279)
                                                                      -------

Total liabilities and Venturers' capital (deficit) ...............    $     0
                                                                      =======






    The accompanying notes are an integral part of the financial statements.

GENZYME VENTURES II
STATEMENT OF OPERATIONS
(In thousands)


                                            Period from
                                          August 17, 1996
                                           (commencement
                                           of operations)
                                                to
                                            December 31,
                                               1996
                                            ------------


Net product sales .....................       $   435

Operating costs and expenses:
  Cost of products sold ...............          (234)
  Selling and marketing expenses.......        (2,680)
                                              -------
                                               (2,914)
                                              -------
Net loss ..............................       $(2,479)
                                              =======




    The accompanying notes are an integral part of the financial statements.

GENZYME VENTURES II
STATEMENT OF CASH FLOWS
(In thousands)




                                                                     For the
                                                                   Period from
                                                                  August 17, 1996
                                                                 (commencement of
                                                                    operations)
                                                                        to
                                                                   December 31,
                                                                       1996
                                                                   -------------
Cash Flow for Operating Activities:
  Net loss ......................................................    $(2,479)
  Reconciliation of net loss to net cash used by
   operating activities:
  Increase in payable to Genzyme Corporation ....................      2,279
                                                                     -------
   Net cash used by operating activities ........................       (200)
Cash Flow from Financing Activities:
    Capital contributed by GDP ..................................        200
                                                                     -------
  Net cash provided by financing activities .....................        200
                                                                     -------
Increase (decrease) in cash .....................................         --
Cash at beginning of period .....................................         --
                                                                     -------
Cash at end of period ...........................................    $    --
                                                                     =======




    The accompanying notes are an integral part of the financial statements.

GENZYME VENTURES II

STATEMENT OF CHANGES IN VENTURERS' CAPITAL (DEFICIT)
(In thousands)


                                           Genzyme
                                          Development
                                           Partners,      Genzyme          Total
                                             L.P.        Corporation      Venturers'
                                           Capital        Capital     Capital (Deficit)
                                           -------        -------     -----------------

Balance as of August 17, 1996
 (commencement of operations) ........      $  --        $    --            $    --
Capital contribution..................        200             --                200
Net Loss..............................       (200)        (2,279)            (2,479)
                                             ----        -------            -------
   Balance at December 31, 1996.......      $  --        $(2,279)           $(2,279)
                                             ====        =======            =======



    The accompanying notes are an integral part of the financial statements.

                              GENZYME VENTURES II

                          NOTES TO FINANCIAL STATEMENTS


NOTE A - ORGANIZATION

Genzyme Development Partners, L.P. ("GDP") and Genzyme Corporation ("Genzyme") formed a joint venture, Genzyme Ventures II (the "Joint Venture"), under the terms and provisions of the Delaware Uniform Partnership Act, in September 1989 for the purpose of manufacturing and marketing GDP's surgical products (the "Sepra(TM) Products" or the "Products") in the United States and Canada for use in human clinical trials or human surgical procedures, other than in ophthalmic surgery. These Products are intended to be used to limit the incidence and severity of postoperative adhesions and, in arthroscopic procedures of the joints, as a synovial fluid replacement and are based on hyaluronic acid ("HA"), a naturally occurring biopolymer with unique physical properties.

GDP has contributed its technology and $0.2 million to the Joint Venture
Genzyme has contributed its agreement to manufacture and market the Surgical Products, to make non-interest bearing loans to the Joint Venture in the amount of any working capital deficiency, to make capital contributions to the extent deemed necessary by GDP and Genzyme in connection with the business of the Joint Venture and to allow the use of such trademarks, tradenames and logos as GDP and Genzyme shall determine to be necessary and advisable for manufacturing and marketing the Products within the United States and Canada. In August 1996, Genzyme received marketing approval for GDP's first product, Seprafilm (TM), and commenced commercial sales of Seprafilm(TM) in the U.S. on behalf of the Joint Venture on August 17, 1996 (commencement of operations).

NOTE B - JOINT VENTURE ACCOUNTING POLICIES

   Accounting Method

   The financial statements have been prepared under the accrual method of accounting in conformity with generally accepted accounting principles.

   Fiscal Year End

   GDP and Genzyme, as joint venturers, have determined that the fiscal year end of the Joint Venture is December 31.

   Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

   Revenue Recognition

   Revenues and corresponding cost of sales from product sales are recognized when goods are shipped by Genzyme to the end customer as per the Amended and Restated Joint Venture Agreement (See Note C).

   Income Taxes

   The Joint Venture's financial statements do not include a provision for income taxes. Taxes, if any, are the liability of GDP and Genzyme, as partners.

   Uncertainties

   The Joint Venture is subject to risks common to companies in the biotechnology industry, including but not limited to, development by its competitors of new technological innovations, protection of proprietary technology, health care cost containment initiatives, product liability and compliance with the government regulations, including those of the U.S. Department of Health and Human Services and the U.S. Food and Drug Administration. In addition, the Joint Venture is dependent upon Genzyme's ability to produce and market the Products.

NOTE C - JOINT VENTURE AGREEMENT BETWEEN GDP AND GENZYME CORPORATION

GDP and Genzyme formed a joint venture, Genzyme Ventures II in September 1989 for the purpose of manufacturing and marketing the Sepra Products in the United States and Canada for use in human clinical trials or human surgical procedures, other than in ophthalmic surgery. In March 1997, Genzyme and GDP reached agreement concerning the operation of and allocations of profits and losses from the Joint Venture. Under the terms of these agreements, Genzyme purchases product from the Joint Venture for resale by Genzyme as sole distributor for the Joint Venture. Genzyme purchases the products from the Joint Venture at Genzyme's price to the end-user less a distributor's discount (subject to a minimum price) and receives reimbursement for certain costs incurred in connection with the market introduction of the Sepra Products. Genzyme is not entitled to reimbursement for general and administrative services it provides to the Joint Venture until the first year in which the Joint Venture generates more than $25 million in revenues, at which time Genzyme will receive a quarterly commission for general and administrative services in an amount equal to 10% of the Joint Venture's gross revenues. Pursuant to the terms of the Amended and Restated Joint Venture Agreement GDP will receive the first $5.6 million in profits generated by the Joint Venture, Genzyme will receive the next $8.4 million in profits and, thereafter, Genzyme and GDP will receive 60% and 40% share, respectively, in the profits of the Joint Venture. The first $200,000 of the Joint Venture's losses are allocated to GDP and thereafter losses are allocated 40% to GDP's 60% to Genzyme except to the extent that any issues allocable to GDP would result in the allocation of such loss to Genzyme as the General Partner of GDP. In such an event, 100% of the losses, in excess of $200,000 are allocated to Genzyme. These financial statements reflect the terms of the Amended and Restated Joint Venture Agreement.

GDP has contributed its technology and $0.2 million to the Joint Venture and Genzyme has contributed its agreement to manufacture and market the Sepra Products, to make non-interest bearing loans to the Joint Venture in the amount of any working capital deficiency, to make capital contributions to the extent deemed necessary by the two venturers in connection with the business of the Joint Venture and to allow the use of such trademarks, tradenames and logos as the venturers shall determine to be necessary and advisable for manufacturing and marketing the Sepra Products within the United States and Canada. The Joint Venture began to engage in active business after receipt of FDA marketing approval for Seprafilm(TM) on August 17, 1996 (commencement of operations). For the period from August 17, 1996 (commencement of operations) to December 31, 1996, the Joint Venture earned revenues of $0.4 million from the sale of Sepra Products and incurred net losses of $2.5 million, primarily attributable to costs associated with the introduction of the Sepra Products to the healthcare marketplace. For the period from August 17, 1996 (commencement of operations) to December 31, 1996, pursuant to the terms of the Amended and Restated Joint Venture Agreement which is retroactive to August 17, 1996, $200,000 of the Joint Venture's losses have been allocated to GDP and the remaining $2,279,000 of losses have been allocated to Genzyme.

NOTE D - JOINT VENTURE CAPITAL

In 1996, GDP contributed $200,000 to the Joint Venture and Genzyme funded the operating losses of the Joint Venture.